EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
1847 Holdings, LLC

As independent registered public accountants, we hereby consent to the use of our audit report dated February 6, 2014, with respect to the consolidated financial statements of 1847 Holdings LLC in its registration statement Form S-1/A relating to the registration of 500,000 shares of common stock. We also consent to the reference of our firm under the caption “interest of named experts and counsel” in the registration statement.

/s/ KLJ & Associates, LLP

St. Louis Park, MN
May 6, 2014

1660 Highway 100 South
Suite 500
St. Louis Park, MN 55416
630.277.2330